Exhibit 99.3

Information Relating to Part II, Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, incurred or expected to be incurred by VWR Corporation (the “Company”) in connection with the offering and sale by the selling stockholder of up to 9,200,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to the Company’s effective registration statement on Form S-3 (Registration No. 333-207924), as supplemented by a preliminary prospectus supplement dated March 31, 2016 and a final prospectus supplement dated March 31, 2016. All expenses are estimates.

SEC registration fee	$23,972
Printing expense	30,000
Accounting fees and expense	225,000
Legal fees and expenses	150,000
Miscellaneous expenses	21,028

Total	$450,000